EXHIBIT 17

April 26, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

        Re: Yang Holding Company
            Commission file No. 0-19505
            Current Report on Form 8-K, March 20, 2000

Gentlemen:

With respect to our retention as independent auditors by Yang Holding Company, we have just now read the statements made by Yang Holding Company. We have not received any termination letter, although the form 8-K indicates one was sent by facsimile on March 20, 2000. We had not received the Form 8-K either, and after discussions with another CPA, we printed the information directly from EDGAR.

In connection with the above, we understand that statements have been filed with the Commission, pursuant to item 4 of the Yang Holding Company's current report on Form 8-K, dated March 20, 2000. Notwithstanding the fact that we never received Exhibit 16, we agree with the remaining statements concerning our firm in the Form 8-K that we printed from the EDGAR system, except that we believe the Commission File number is 0-19505 and not 0-19305 as indicated in the form 8-K.

Very truly yours,


Steve H. Dohan, CPA, Managing Director
DOHAN AND COMPANY, P.A., CPA's

CC: James Chow, President
    Yang Holding Company